As filed with the Securities and Exchange Commission
 on November 13, 1997                       Registration 33-89194

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                          POST-EFFECTIVE AMENDMENT NO. 2
                                        TO
                                     FORM SB-2
                                        ON
                                     FORM S-3
                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933


                                    MVSI, INC.
             (Exact name of Registrant as specified in its charter)

               Delaware                           54-1707718
(State or other jurisdiction of
incorporation or organization)                 (IRS employer
                                            identification number)

                         8133 Leesburg Pike, Suite 750
                             Vienna, Virginia 22182
                                  (703) 356-5353
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                Paul W. Richter, General Counsel and Secretary
                                   MVSI, INC.
                        8133 Leesburg Pike, Suite 750
                           Vienna, Virginia 22182
                                 (703) 356-5353
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

                               THOMAS L. HANLEY, ESQ.
                               ROBERT B. MURPHY, ESQ.
                   Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
                              11921 Rockville Pike
                            Rockville, Maryland 20852
                                 (301) 230-5200

        Approximate date of commencement of proposed sale to public:
 As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL
THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


                          EXPLANATORY NOTE

     This Post Effective Amendment No. 2  to the Registration
Statement on Form SB-2 on Form S-3 is being filed to reflect certain material changes in the information included in the Post-Effective
Amendment No. 1 to the Form SB-2 Registration Statement on Form S-3 filed by MVSI, Inc. (File No. 33-89194), which was declared effective on October 16, 1996, and the Form SB-2 Registration Statement (File No. 33-89184) which was declared effective on August 14, 1995. The applicable filing fees have been previously paid.


PROSPECTUS

                                   MVSI, INC.

                           5,140,000 Class A Warrants
                5,140,000 Shares, Underlying Class A Warrants
                                    and
                  1,000,000 Shares, Underlying Class B Warrants
                   180,000 Units, Underwriters' Purchase Option
              360,000 Shares, Underlying Underwriters' Purchase Option
       360,000 Class A Warrants, Underlying Underwriters' Purchase Option
            360,000 Shares, Underlying Class A Warrants Subject to
                        Underwriter's Purchase Option

    By notice of redemption to be dated on or about November 14, 1997
(the "Notice of Redemption"), MVSI, Inc., a Delaware corporation
(the "Company") intends to call all of its outstanding Class A Warrants and Class B Warrants for redemption for cash 30 days following the date of the mailing of the Notice of Redemption (the "Redemption Date") at a redemption price of $.05 per Class A Warrant and $.05 per Class
B Warrant (the "Redemption Price").  Prior to 5:00 p.m., local
New York City time, on the Redemption Date, each outstanding Class A
Warrant and outstanding Class B Warrant may be exercised and the underlying shares of Common Stock, $.01 par value (the "Common Stock"), may be purchased. The Common Stock and the Class A Warrants are quoted on the Nasdaq National Market System ("NASDAQ" or "Nasdaq") under the trading symbols "MVSI" and "MVSIW", respectively, since May 2, 1997. From August 14, 1995 until May 1, 1997, the shares of Common Stock and
Class A Warrants were quoted on the Nasdaq SmallCap Market System.
On November 10, 1997, the last quoted bid price of the Common Stock and Class A Warrants were $7.56 and $3.50, respectively. See "Price
Range of Common Stock and Class A Warrants."

    After 5:00 p.m., local New York City time, on the Redemption Date
(the "Exercise Deadline"), and regardless of whether the Certificates evidencing any Warrants shall have been surrendered, the right to exercise the outstanding Class A Warrants and Class B Warrants (collectively, the "Warrants") shall terminate and the holders thereof shall only be entitled to receive the Redemption Price. SINCE IT IS THE TIME OF
RECEIPT RATHER THAN THE TIME OF MAILING THAT DETERMINES WHETHER WARRANTS HAVE BEEN PROPERLY SURRENDERED FOR EXERCISE, HOLDERS WISHING TO EXERCISE THEIR WARRANTS AND PURCHASE THE UNDERLYING COMMON STOCK SHOULD ALLOW SUFFICIENT TIME FOR WARRANTS SENT BY MAIL TO BE RECEIVED BY THE
WARRANT AGENT, IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE
NOTICE OF REDEMPTION AND LETTER OF TRANSMITTAL, PRIOR TO THE EXERCISE DEADLINE. HOLDERS MAY WISH TO USE REGISTERED MAIL, WITH APPROPRIATE INSURANCE COVERAGE, OR SOME MEANS OF CERTIFIED, INSURED DELIVERY TO ENSURE THAT WARRANTS BEING SURRENDERED FOR EXERCISE ARE RECEIVED ON OR BEFORE
THE EXERCISE DEADLINE.

    The Prospectus relates to the resale, from time to time, of 5,140,000 Class A Warrants by certain holders thereof (the "Selling Securityholders") which were acquired in connection with the Company's initial public offering ("Offering") of securities, which public offering was declared effective by the Securities and Exchange Commission ("Commission") on August 14, 1995. This Prospectus also relates to the resale, from time to time, of 180,000 Units, including 360,000 shares of Common Stock, $.01 par value, and 360,000 Class A Warrants, by the underwriters, and their assigns, which comprise the Underwriters' Purchase Option issued to the underwriters in connection with the Offering. This Prospectus also relates to the issuance of 1,000,000 shares of Common Stock underlying the Class B Warrants and issuable upon exercise of the Class B Warrants and 5,140,000 shares of Common Stock underlying the Class A Warrants and issuable upon the exercise of the Class A Warrants. See "Risk
Factors", "Recent Developments - Status of Underwriters' Purchase
Option" and "Description of Securities."

    Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $4.20 per share until August 14, 2000.

    The Class A Warrants and Class B Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon 30 days prior written notice, if the average closing bid price of the Common
Stock, as quoted by Nasdaq, equals or exceeds $8.00 per share, for any 20 consecutive trading days within a period of 30 days ending within 10 days prior to the date of the notice of redemption. The average closing bid price of the Common Stock was $8.00 or greater for the consecutive 20-day trading period from October 9, 1997 through November 5, 1997.

    Upon 30 days prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4, as promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") to the extent applicable. See "Description of Securities."

    In connection with the Company's Offering, the Company agreed under certain circumstances to pay to its underwriters a solicitation fee of four percent of the exercise price of the Warrants. However, in September
1996, the underwriters waived their rights to receive a fee in connection with the exercise of the Company's Warrants. See "Plan of Distribution."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              MVSI, INC.
           The date of this Prospectus is November __, 1997.



TABLE OF CONTENTS                                               Page
Available Information                                            5
Incorporation of Certain Information by Reference                5
Prospectus Summary                                               6
Selected Financial Data                                         12
Risk Factors                                                    12
Price Range of Common Stock and Class A Warrants                18
Dividend Policy                                                 18
Use of Proceeds                                                 19
Description of Securities                                       19
Plan of Distribution                                            23
Certain Federal Income Tax Consequences                         25
Legal Proceedings                                               26
Legal Matters                                                   27
Experts                                                         27

                            AVAILABLE INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-3 (File No. 33-89194) (together with any amendments or supplements thereto) ("Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300,
New York, New York 10048; and 500 West Madison Avenue, Suite 1400,
Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's
Internet web site at http:\\www.sec.gov. In addition, such materials also may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents of the Company filed with the Commission, File No. 0-26614, are incorporated herein by reference.

(1) The Company's Form SB-2 Registration Statement, and related Prospectus, File No. 33-89194, dated August 14, 1995;

(2) Company's Post Effective Amendment #1 on Form S-3, File No. 33-89194, dated October 11, 1996.

(3) The Company's Form 8-A Registration Statement, File No. 0-26614, dated August 14, 1995;

(4) The Company's Annual Report on Form 10-KSB for the fiscal year dated September 30, 1996;

(5)  The Company's Current Report on Form 8-K, dated June 27, 1997;

(6)  The Company's Current Report on Form 8-K, dated September
30, 1997;

(7)     The Company's Current Report on Form 8-K, dated October 31,
1997;

(8)     The Company Notice of Meeting and Proxy Statement, dated
March 11, 1997; and

(9) The Company's Quarterly Reports on Form 10-QSB for the periods ending December 31, 1996, March 31, 1997 and June 30, 1997.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference, which are not presented herein or delivered herewith. These documents are available upon request from the Company at its principal executive offices located at 8133 Leesburg Pike, Suite 750, Vienna, Virginia 22182, Attn:
Paul Richter, Investor Relations, telephone (703) 356-5353, facsimile
(703) 356-5354.

                              PROSPECTUS SUMMARY

The following Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus or incorporated by reference herein. See "Risk Factors" for a discussion of certain risks associated with an investment in the securities. Unless the context otherwise requires, the terms "MVSI" or the "Company" refer to MVSI, Inc., a Delaware corporation, and its subsidiaries. All references to years, unless otherwise noted, refer to the Company's fiscal year, which ends on September 30 of each year. The documents incorporated herein by reference may contain statements deemed to be forward looking which are inherently uncertain.
Actual results may differ from those discussed in such forward looking statements for the reasons, among others, set forth under the heading
"Risk Factors."

                              The Company

   MVSI, Inc. ("Company"), through its five wholly-owned subsidiaries, is a broad-based technology holding company based in Vienna, Virginia. The following provides a brief summary of the primary business lines of each of the Company's five subsidiaries.

   The Company was incorporated in the State of Delaware on April 12, 1994. The principal executive offices of the Company are located at 8133
Leesburg Pike, Suite 750, Vienna, Virginia 22182, telephone (703) 356-5353, facsimile (703) 356-5354.


     Wholly-Owned Subsidiaries of the Company

     MVS Modular Vision Systems, Inc. ("MVS"), which was acquired on November 1, 1994 by the Company, designs, develops, manufactures and markets state-of-the-art, proprietary vision-based robotic and sensor products and systems for productivity improvement and quality control applications in the manufacturing workplace. MVS is based in a single facility in Montreal, Quebec, Canada.

    The business of MVS has remained the same business both prior to and subsequent to its acquisition by the Company. The primary component of MVS' products and systems is its three-dimensional and two-dimensional camera and laser vision inspection technology. This technology utilizes specialized cameras, lasers, optics and custom-designed high-speed processing hardware and software for inspection, measurement and motion control in industrial or manufacturing applications. MVS currently markets and sells one principal computer chip inspection scanner product and system: the MVS LaserVision QFP Lead Scanner (the "QFP Scanner"), and also markets and sells one principal sensor product and system: the MVS LaserVision Welding Sensor ("MVS Welding Systems"). The QFP Scanner inspects Quad Flat Pack computer chips and is currently sold to a single corporate semiconductor manufacturer in Korea. MVS is seeking other customers for the QFP Scanner in the Far East and North America, but there can be no assurances that MVS will be able to broaden its customer base for the QFP Scanner. Further, MVS believes that the product life for the QFP Scanner has peaked and that demand for the QFP Scanner will decrease over the next 12 to 18 months. MVS is currently evaluating possible designs for a new inspection scanner that is capable of inspecting the new generation of computer chips that are being produced by semiconductor manufacturers, but there can be no assurances that MVS will attempt or be able to develop such a new inspection scanner or that MVS will be able to successfully market and sell any such new inspection scanner. MVS' competitors in the inspection scanner industry have substantially greater financial, marketing and engineering resources than MVS and possess not only a significant market share of the inspection scanner business on a worldwide basis but have also introduced new inspection scanners that are capable of inspecting the new generation of computer chips.

    MVS' Welding System is marketed worldwide, but principally to corporate customers in North America and Europe. Since May 1997, MVS has focused its sales efforts for the MVS Welding System on direct sales in North America and sales through manufacturers' representatives, distributors and sales agents outside of North America.

    JMR Distributors, Inc. In October 1995, the Company acquired privately-owned JMR Distributors, Inc. ("JMR"), a Virginia corporation, as a wholly-owned subsidiary. JMR's sole facility is based in Lorton, Virginia, a suburb of Washington, D.C., and is a contract manufacturer and distributor of proprietary and generic memory module products for computers, plotters, laser printers, process controllers and other computer related industry devices using memory modules. JMR's products are marketed nationally to major computer distributors and corporate customers.

    Socrates, Inc. In September 1996, the Company acquired privately-owned Socrates, Inc. ("Socrates"), a Maryland corporation. Socrates is a Washington, D.C. area based company engaged in the assembly, integration and marketing of proprietary and generic computer system products and services; computer systems integration, telecommunications integration, Internet connectivity, and wide and local area networking; and providing training on the use of computer software programs to individuals, corporations and government.
Socrates' computer product systems and services are marketed nationally to major computer distributors, corporate and government customers.

    In October 1997, Socrates moved to a new 35,000 square foot office, manufacturing and warehouse space in Largo, Maryland, a suburb of Washington, D.C. This new center will serve as Socrates' principal executive offices, primary manufacturing and engineering center, corporate training center and primary warehouse facility. Socrates has a sales office in West Chester, Pennsylvania and Hampton, Virginia, and affiliated sales offices in Chicago,Illinois and Los Angeles, California. Socrates has one computer sales and service center in Virginia Beach, Virginia, which sells to individual and corporate clients. As of the date of this Prospectus, Socrates is preparing to open in December 1997 or January 1998 two additional computer sales and service centers in the Newport News-Virginia
Beach, Virginia area. One of the Newport News-Virginia Beach, Virginia area stores will sell computer hardware and software to employees of Newport News Shipbuilding, Inc. and the other computer sales and service center will sell to residents of the Newport News-Virginia Beach, Virginia area.

    On November 6, 1997, Socrates, Inc. entered into an agreement with the Washington Sports & Entertainment, Inc. ("WSE") whereby Socrates, Inc. would provide computer hardware, software and training services to WSE; the Washington Wizards National Basketball Association Professional Basketball Team and Washington Capitals National Hockey League Professional Hockey Team, which are owned by WSE; and two major sports and entertainment complexes in the greater Washington, D.C. metropolitan area in which WSE has an ownership interest: the new
MCI Center in Washington, D.C. and US Airways Arena in
Largo, Maryland. The agreement has a three year term and also entitles Socrates, Inc. to advertise at the MCI Center and US Airways Arena and in television and cable shows and in print publications sponsored or produced by WSE or its affiliates.

    EXPERT, Inc. On June 16, 1997, the Company acquired privately owned EXPERT, Inc. ("EXPERT"). EXPERT is a New York corporation based in a single facility in Flushing Meadows, New York. EXPERT is a contract assembler and marketer of proprietary and generic computer system products and services for advanced computer systems integration and networking. The Company exchanged 300,000 shares of Common Stock for all of the outstanding shares of EXPERT common stock. The shares of Common Stock issued to acquire EXPERT were "restricted securities" under Rule 144 of the Securities Act of 1933, as amended.

    Technet Computer Services, Inc. ("Technet"). The Company acquired Technet as a wholly-owned subsidiary on September 1, 1997.
Technet is a Virginia corporation based in Vienna, Virginia, a suburb of Washington, D.C., and is engaged in the business of providing customized software development and maintenance services to corporate and government customers. Technet's principal executive offices are located in Vienna, Virginia and it has software development centers in Madras, India, New Jersey and its Vienna-Virginia principal executive offices. Technet was acquired by the exchange of 400,000 shares of Common Stock for all of the outstanding shares of Technet common stock. The shares of Common Stock issued to acquire Technet were "restricted securities" under Rule 144 of the Securities Act of 1933, as amended.

    Restructuring of e-Net, Inc. Transaction

    In August 1996, e-Net, Inc. ("e-Net"), a Delaware corporation, entered into a letter of intent with the Company, whereby e-Net would have become a wholly-owned subsidiary of the Company. Among the principal terms and conditions of the proposed acquisition, the Company would have exchanged, on a proposed tax-free basis, 4,000,000 restricted shares of its common stock, for all of e-Net's 8,000,000 shares of common stock. In addition, if the acquisition were to be completed, e-Net's 2,000,000 Class A Warrants and 2,000,000 Class B Warrants would have been exercisable into a total of 2,000,000 shares of the Company's Common Stock. The newly issued MVSI securities in the acquisition could not have been sold for a 24-month period ending September 1998. Edward Ratkovich, the chairman and chief executive officer of the Company was a director and is a principal stockholder and warrantholder of e-Net and Clive Whittenbury, another director of the Company, is a director and a stockholder of e-Net.

    On January 14, 1997, the Company and e-Net entered into a Mutual Cooperation Agreement. Pursuant to the Mutual Cooperation Agreement, the Company and e-Net terminated the proposed acquisition of e-Net by the Company, and took the following actions to restructure their business relationship: (1) e-Net executed and issued to the Company a Convertible Debenture in the principal amount of $1,275,080.76 and bearing interest at 9% per annum, which Convertible Debenture evidenced monies loaned by the Company to e-Net up to and as of January 14, 1997; (2) e-Net issued to the Company and its subsidiaries a non-transferable, fully-paid, perpetual license to use the software components of e-Net's Telecom 2000 technology; and (3) e-Net and the Company agreed to extend to one another and their affiliates the most favorable pricing, terms and conditions that are granted to any customer for the purchase, license and support services with regard to any products or services offered by it or its subsidiaries (excluding pricing, terms and conditions offered either by the Company or e-Net to the United States Government). The Company and e-Net have also agreed in principal cooperate as strategic partners in any joint technology projects that required or would benefit from the integration or use of e-Net's technologies into any of the Company's products. As of the date of this Prospectus, e-Net and Socrates are test marketing the sale of e-Net's current release of Telecom 2000 as a standard feature in computer systems assembled by and sold under the name of Socrates to corporate and government customers.

    The terms of the Convertible Debenture provided that the Company could, at its option, and at any date prior to September 6, 2002, convert all or any portion of the aggregate amount owing under the Convertible Debenture into shares of e-Net Common Stock at a conversion ratio equal to the per-share offering price in the event of an initial public offering ("IPO") of e-Net's Common Stock. As the result of a pending
IPO by e-Net, the Company agreed to convert the Convertible Debenture for 250,000 shares of e-Net Common Stock in February 1997. On April 8,
1997, the Commission declared effective e-Net's initial public offering registration statement on Form SB-2 (Registration No.
333-3860), which registration statement also registered for resale the 250,000 shares of e-Net Common Stock, $.01 par value, beneficially owned by the Company. e-Net's Common Stock, $.01 par value, commenced trading on the Nasdaq SmallCap Market System under the trading symbol of "ETEL". The Company has agreed not to sell any of the 250,000 shares of e-NET Common Stock until the earlier of the date on which the lead underwriter for e-Net's initial public offering of e-Net Common Stock consents to such a sale or April 8, 1998.

    e-Net develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private Internet Protocol ("IP") networks. e-Net's software products are designed to deliver high levels of performance, ease of use and security. These software products allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local national and international telephone communications, information exchange and commerce. In addition, through the use of e-Net's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees.

                         Recent Developments

    Status of Underwriters' Purchase Option. Pursuant to the Offering, the lead underwriter, Stratton Oakmont, Inc. of Lake Success, New York
(the "IPO Underwriter"), was issued an Underwriters' Purchase
Option to purchase 180,000 of the Company's Units, each Unit consisting of two (2) shares of Common Stock and two Class A Warrants, which Units have not been exercised as of the date of this Prospectus.

    The IPO Underwriter was expelled from the securities industry by the National Association of Securities Dealers, Inc. ("NASD") on
December 5, 1996. On or about January 24, 1997, the IPO Underwriter sought protection from creditors by filing a petition under Chapter XI of the U.S. Bankruptcy Code (Case Number 97-40501) (the "Bankruptcy Case") in the United States Bankruptcy Court for the Southern District of
New York (Manhattan Division) (the "Bankruptcy Court"). Subsequent to the filing of the petition, the Bankruptcy Court approved a motion by the Securities Investor Protection Corporation to appoint a Trustee for the IPO Underwriter in the Bankruptcy Case to liquidate certain of the IPO Underwriters' assets under the Securities Investor Protection Act of 1970 and U.S. Bankruptcy Code.

    As a result of the aforementioned and pending bankruptcy proceedings involving the IPO Underwriter, and the assertion of third party ownership claims to the Underwriters' Purchase Option, the Company is uncertain about the current ownership of the Underwriters' Purchase Option and believes that the U.S Bankruptcy Code prevents the redemption of the Class A Warrants underlying the Underwriters' Purchase Option at this time. Therefore, the Company is uncertain as of the date of this Prospectus when and if it would be able to redeem the Class A
Warrants underlying the Underwriters' Purchase Option. On November 12, 1997, the Company sent a letter to the Trustee for the Bankruptcy
Case, to notify the Trustee of the existence of the Underwriters' Purchase Option. Once the legal ownership is determined, the owner could decide to exercise the Underwriters' Purchase Option by paying the Company
$11.55 per Unit, aggregating $2,079,000 plus an additional $4.00 per share of Common Stock that would be issued in lieu of the 360,000
Class A Warrants underlying the Underwriters' Purchase Option, which entitlement to purchase would remain effective until August 14, 2000.


    Amendment of the Warrant Agreement. On November 11, 1997, the Company and the Warrant Agent amended the Warrant Agreement, dated
August 14, 1995, to eliminate a conflict in the original language of the Warrant Agreement concerning the deadline for exercising the Warrants in the event of a redemption. As amended, the Warrant Agreement sets 5:00 p.m., New York City Time, on the Redemption Date as the deadline for exercising the Warrants and provides holders of the Warrants with the maximum period of time allowed under the Warrant Agreement to exercise their Warrants in the event of a redemption of the Warrants by the Company.

                              Use of Proceeds

    The Company will not receive any proceeds from the sale of the securities registered hereunder by the Selling Securityholders. If all of the Warrants are exercised, the Company will receive proceeds of approximately $23,879,000 (net of expenses estimated at $70,000). However, there can be no assurance that any or all of the Warrants will be exercised. Assuming the receipt of the maximum amount of proceeds upon exercise of the Warrants, the Company expects that approximately $5 million of such net proceeds will be used for management and employee compensation; approximately $3 million will be used to fund software support and development; approximately
$2.5 million will be applied to marketing and sales; approximately
$2 million will be used to acquire capital equipment; and the remaining balance will be used for working capital and other general corporate purposes, including stock repurchases and possible future acquisitions and strategic alliances. While the Company continually reviews possible acquisitions and strategic alliances and explores business relationships with companies that have complementary businesses to the businesses of the Company, it has not entered into any understanding or agreement with respect to any acquisition or strategic alliance. Pending application of the net proceeds, the Company may invest such proceeds in short-term, marketable securities.


                                The Offering

Securities Offered by the Company     6,140,000 shares underlying the
                                      Class A Warrants and Class B Warrants
Shares of Common Stock Outstanding
Prior to Offering                     11,661,989 Shares

Shares of Common Stock Outstanding
After Offering Assuming Exercise
of the Warrants                       16,599,192 Shares

Use of Net Proceeds of Sale of
Securities Offered by Company         Management and employee compensation;
                                      software support and development;
                                      acquire capital equipment; and
                                      working capital and other
                                      general corporate purposes,
                                      including mergers and acquisitions
                                      and stock repurchases

How to Exercise Warrants              Any holder of warrants desiring to
                                      exercise should either (a)
                                      complete the exercise form on the
                                      back of warrant and forward it along
                                      with the proper exercise price to the
                                      Warrant Agent, or (b) request a broker
                                      to effect the transaction. See "Plan
                                      of Distribution."

Warrant Agent                        American Stock Transfer & Trust Company
                                     6201 15th Avenue
                                     Brooklyn, New York 11219
                                     (718) 921-8200
                                     Attn: Isaac Kagan

Risk Factors                        An investment in the securities
                                    offered hereby involves a high degree
                                    of risk and immediate substantial
                                    dilution of the book value of the
                                    common stock and should be
                                    considered only by persons who can
                                    afford the loss of their entire
                                    investment. See "Risk Factors."

Nasdaq National Market
System Symbols
        Common Stock                MVSI
        Class Warrants              MVSIW




                            SELECTED FINANCIAL DATA

                (Dollars in thousands, except per share data)

                     Nine Months Ended
                     June 30, 1997     Fiscal Year Ended September 30,
                      Pro                 Pro Forma
                      forma(1)  Actual   1996(1)   1996   1995   1994   1993

Statement of
Operations Data:
  Revenues             42,969   29,850   34,631  15,987   2,338  2,375   943
  Income (loss)
    from operations     1,439    1,326      (97)   (197) (1,977)   131  (610)
  Income (loss) before
    taxes               1,643    1,326      304     226  (5,481)    34  (637)
  Net Earnings (loss)   2,117    2,025    1,077   1,012  (5,481)    34  (642)
 Earnings (loss) per
   Common and common
    equivalent shares
     outstanding (2)     0.17     0.17     0.11    0.11   (1.10)  0.01 (0.11)
  Weighted average
     number of common
     and common (2)             14,801           14,729   5,001  3,600  3,600


                                            June 30, 1997   As Adjusted (3)

Balance Sheet Data:
   Working Capital                           9,562           33,441
    Total Assets                            22,305           46,184
    Long Term Debt                            --                --
    Stockholders' equity                    17,139           41,018
________________________

(1) Pro forma data reflects the effect of the June 1997 and September 1997 acquisitions of EXPERT, Inc. and Technet Computer Services, Inc., respectively, as if they had occurred as of the beginning of each period.
(2) The June 30, 1997 financial data includes the dilutive effect of 6,125,000 warrants and earnings per share reflects a net income adjustment permitted by generally accepted accounting principles.
(3) Adjusted to reflect the exercise of the warrants offered herein, after deducting payment by the Company of expenses of this offering estimated at $70,000. See "Use of Proceeds."


                               RISK FACTORS

    The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should consider making an investment in the securities offered hereby and purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors:

    In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. Information contained in this Prospectus contains certain forward-looking statements and information which may be identified by the use of forward-looking terminology or as discussions of strategy.
No assurance can be given that the future results covered by the forward-looking statements will be achieved or that the events contemplated thereby will occur or have the effects anticipated. The following matters constitute cautionary statements, including certain risks and uncertainties that could cause actual results to vary materially from those covered in such forward-looking statements. In addition, other factors could cause actual results to vary materially from the anticipated results covered in such forward-looking statements.

    THE COMPANY

    The Company, through its acquired wholly-owned subsidiaries, is engaged in the following principal lines of business: (1) designs, develops, manufactures and markets state-of-the-art, proprietary vision-based robotic and sensor products and systems for productivity improvement and quality control applications in the manufacturing workplace; (2) designs, develops and markets proprietary computer product systems for large-scale applications and integration; (3) assembles or manufactures computer memory modules; and (4) provides training to individuals, corporations and governments in the use of computer software programs and information technologies.

    The Company's subsidiaries have limited brand name recognition. Many of the Company's competitors have significantly greater resources and market share in the aforementioned business lines than the Company.
The Company can make no assurances that the Company will be able to successfully compete in the future in any of its primary business lines.

    The Company may use some of the proceeds from the offering to acquire companies, which have complementary or similar business lines to the Company's existing business lines. As of the date of this Prospectus, the Company has not identified any such specific prospective acquisitions.


     No Assurance of Future Profitability or Payment of Dividends

    The Company can make no assurances that the future operations of the Company will result in additional significant revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "Dividend Policy."

     Absence of Primary Market Maker

    Since the expulsion from the securities industry of the IPO Underwriter, the Company has not had a primary market maker for its shares of Common Stock or Class A Warrants quoted on Nasdaq National Market System. Although the Company has 20 market makers of record as of November 10, 1997 for its Common Stock, the Company is continuing its effort to attract a suitable, national or major regional securities firm to publish research reports on the Company and to act as the primary market maker for the shares of its Common Stock quoted on the Nasdaq National Market System.

    Possible Need for Additional Financing

    The Company intends to use the proceeds from this offering for management and employee compensation, software support and development, acquire capital equipment, working capital and other general corporate purposes, including stock repurchases and mergers and acquisitions.
There can be no assurance that the funds from this offering will be sufficient for any one or more of these purposes. The Company may require substantial amounts of the proceeds of this offering for operating costs and working capital. The Company has made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

    Dependence on Major and International Customers

    For the nine months ended June 30, 1997, the Company did not have any individual customers, which accounted for more than ten percent of its total revenues. For the nine months ended June 30, 1997, the Company had two customers which accounted for approximately 20% and 10%, respectively, of the Company's total revenues. For the year ended September 30, 1996, the Company had one customer who accounted for approximately 10% of total revenues and approximately 15% of the Company's sales were to customers outside of North America.

    The dependence on major and international customers subjects the Company to significant financial risks in the operation of its business should a major or international customer terminate, for any reason, its business relationship with the Company. In such event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance. Also, dependence on international customers significantly increases the Company's costs, e.g., travel, communication and delivery of products, which are reflected in the Company's financial performance.

     Dependence on Management

    The Company's success is principally dependent on its current management personnel for the operation of its business. In particular, Chairman of the Board Ratkovich has played a substantial role in the development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of Chairman of the Board Ratkovich and the management of the Company. The Company entered into an employment agreement with Chairman of the Board Ratkovich in February 1995, which terminates in January 2000. The agreement contains non-compete provisions but is limited in geographical scope, i.e., the Northern Virginia area. The Company has not purchased key-man life insurance on Chairman of the Board Ratkovich. If the employment by the Company of Chairman of the Board Ratkovich terminates, or he is unable to perform his duties, the Company may be substantially affected.

      Substantial Competition

    Businesses in the United States and abroad that are engaged in either the design, development, manufacture and marketing of machine vision-based products and systems are few in number but highly competitive.
Businesses in the United States and abroad that are engaged in the design, development and marketing of proprietary computer hardware and software products and systems for corporate or government applications and integration are large in number and also highly competitive.

    Almost all of the companies with which the Company intends to compete in its primary business lines, with the possible exception of the Welding Systems, are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future.

The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace.

       Limitation on Director Liability

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General
Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as existing prior to the enactment of the law.

     Arbitrary Offering Price

    The price to the public of the securities offered hereby has been arbitrarily determined by negotiations between the Company and Stratton Oakmont, Inc., a former underwriter of the Company's initial public offering of securities on August 14, 1995, and bears no relationship to the Company's earnings, book value or any other recognized criteria of value.
The exercise price of $4.00 per share is substantially in excess of the net tangible book value of $0.94 per share, derived from the Company's balance sheet as of June 30, 1997, and in excess of the price received by the Company for shares sold in prior transactions.


          Requirements of Current Prospectus and State Blue Sky
          Registration in Connection with the Exercise of the Warrants

    The Company will be able to issue the shares of its Common Stock upon the exercise of the Warrants and the underwriters' Unit Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside.
Although the Company intends to maintain a current registration statement, there can be no assurance that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state Blue Sky laws may permit the Warrants to be exercised or transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants.
The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements. See "Description of Securities" and "Plan of Distribution."

       Additional Authorized Shares Available for Issuance
       May Adversely Affect the Market

    The Company is authorized to issue 50,000,000 shares of its Common Stock, $.01 par value. As of November 10, 1997, the Company had 11661,989 outstanding shares of Common Stock. As of November 10, 1997, the Company had approximately 4,937,302 Class A Warrants outstanding.
If all of the outstanding Warrants offered hereby are exercised, there will be a total of 16,599,192 shares of Common Stock issued and outstanding. After reserving a total of 6,860,000 shares of Common Stock for issuance upon the exercise of all the Warrants, if all of the Warrants are exercised, the Company will have at least 32,400,000 shares of authorized but unissued capital stock available for issuance without further shareholder approval.

    As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution, which may adversely affect the market. Pursuant to the terms of the Underwriting Agreement, entered into in connection with the Company's initial public offering of securities on August 14, 1995, the Company's officers, directors and principal stockholders agreed not to sell, transfer, assign or issue any shares of Common Stock for a period of 24 months following the date of the offering without the consent of Stratton Oakmont, Inc. The 24-month period expired on or about August 14, 1997. Since the expiration of the 24-month period and as of the date of this Prospectus, the Company is not aware of any dispositions of the shares of the Common Stock by the aforementioned officers, directors and principal stockholders of the Company. The Company does not believe that the pending bankruptcy case of Stratton Oakmont, Inc. affected the obligation of the aforementioned officers, directors and principal stockholders because Stratton Oakmont, Inc.'s legal existence continued through the expiration of the 24-month period. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering.
See "Description of Securities", "Plan of Distribution" and
"Recent Developments - Status of Underwriters' Purchase Option."

       Warrants Subject to Redemption

    The Class A Warrants are currently exercisable. Each Class A Warrant entitles the holder to purchase one share of Common
Stock at $4.00 per share until August 14, 2000. The Class A
Warrants are redeemable by the Company for $.05 per Warrant, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is quoted, Nasdaq or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $8.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. Redemption of the Warrants will force holders thereof to either (i) exercise such Warrants and pay the exercise price at a time when it may be less than advantageous economically to do so, or (ii) accept the redemption price, which may be substantially less than the market value thereof at the time of redemption, or (3) sell the Class A Warrants in the open market. The resale of the securities is subject to Prospectus delivery and other requirements of the Securities Act. Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Description of Securities" and "Plan of Distribution."

     The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state Blue Sky laws may permit the Warrants to be exercised or transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements.


    Exercise of Warrants May Have Dilutive Effect on Market

    The Warrants will provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying
Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.
See "Description of Securities" and "Plan of Distribution."

   "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities

    The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since the Company's securities are authorized for quotation on Nasdaq, such securities are initially exempt from the definition of "penny stock." If the securities offered hereby are removed from listing by Nasdaq at any time, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

                PRICE RANGE OF COMMON STOCK AND CLASS A WARRANTS

     The Common Stock and Class A Warrants trade on the Nasdaq National Market System since May 2, 1997 under the trading symbols "MVSI" and "MVSIW", respectively. Prior to that date, the Common Stock and Class A Warrants traded on the Nasdaq SmallCap Market. On November 10, 1997, the last reported bid price of the Common Stock and the last reported bid price of the Class A Warrants were $7.56 and $3.50, respectively. On November
10, 1997, there were approximately 2,977 shareholders of record of the Company's Common Stock and approximately 625 holders of the Class A
Warrants. The following table sets forth the range of high and low trading prices for the Common Stock and Class A Warrants, as reported on Nasdaq, for the period from August 14, 1995, the date of the Company's initial public offering of securities, through November 10, 1997. The Class
B Warrants are not publicly traded and on November 10, 1997, there was one holder of record of the Class B Warrants.

                          PRICE RANGE OF COMMON STOCK

Fiscal Year 1995         High     Low
   Fourth Quarter       $7.75    $3.50 (1)
Fiscal Year 1996
   First Quarter        $8.38    $3.88
   Second Quarter       $7.38    $4.00
   Third Quarter        $9.75    $6.88
   Fourth Quarter      $15.63    $8.00
Fiscal Year 1997
   First Quarter       $10.87    $2.75
   Second Quarter      $6.06     $2.75
   Third Quarter       $6.12     $2.65
   Fourth Quarter      $7.68     $4.06
Fiscal Quarter 1998
   First Quarter
  through November
  10, 1997             $8.06     $6.37

(1) Represents the initial public offering price per share on August 14, 1995.


                      PRICE RANGE OF CLASS A WARRANTS

Fiscal Year  1995
   Fourth Quarter   $3.62     $2.50
Fiscal Year 1996
   First Quarter    $3.50     $2.00
   Second Quarter   $4.25     $2.00
   Third Quarter    $4.94     $2.75
   Fourth Quarter  $12.12     $4.00
Fiscal Year 1997
   First Quarter    $7.00     $0.75
   Second Quarter   $3.12     $0.94
   Third Quarter    $3.94     $1.37
   Fourth Quarter   $3.94     $1.68
Fiscal Quarter 1998
   First Quarter
   through
   November 10,
   1997             $5.00    $2.68



                             DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally vailable therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

                              USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the securities registered hereunder by the Selling Securityholders. If all of the Warrants are exercised, the Company will receive proceeds of approximately $23,879,000 million (net of expenses estimated at $70,000). However, there can be no assurance that any or all of the Warrants will be exercised. Assuming the receipt the maximum amount of proceeds upon exercise of the Warrants, the Company expects that approximately $5 million of such net proceeds will be used for management and employee compensation; approximately $3 million will be used to fund software support and development; approximately $2.5 million will be applied to marketing and sales; approximately $2 million will be used to acquire capital equipment; and the remaining balance will be used for working capital and other general corporate purposes, including stock repurchases and possible future acquisitions and strategic alliances.
While the Company continually reviews possible acquisitions and strategic alliances and explores business relationships with companies that have complementary businesses to the businesses of the Company, it has not entered into any understanding or agreement with respect to any acquisition or strategic alliance. Pending application of the net proceeds, the Company may invest such proceeds in short-term, marketable securities.

    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.


                          DESCRIPTION OF SECURITIES

   Common Stock

   The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. As of November 10, 1997, the
Company has 11,661,989 issued and outstanding shares of Common Stock and approximately 2,977 shareholders of record. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.
All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable.
The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's
Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders. Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

    Class A and Class B Warrants

    As of November 10, 1997, the Company has 4,937,203 Class A
Warrants outstanding, which were issued in connection with the Company's initial public offering of securities on August 14, 1995. The Class A Warrants are currently exercisable. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August
14, 2000. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, Nasdaq or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $8.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days prior to the date of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. Should all of the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to approximately $19,748,812.

    As of the date of this Prospectus, the Company also has 1,000,000 Class B Warrants outstanding. The Class B Warrants are identical to the Class A Warrants, except that the exercise price is $4.20. The Class B Warrants are not being offered for sale as part of this offering. Should the Class
B Warrants by exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to $4,200,000.

    The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants.

    Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Warrants. If the Company is unable to qualify its Common Stock underlying such Warrants for sale in certain states, holders of the Company's Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

    Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants. Upon the exercise of the Warrants, the shares of Common Stock when issued will be fully paid and non-assessable.

    Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the Company's assets.

    For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the common stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

   Because the Warrants being offered hereby may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the ompany has not registered, or is not exempt from registration such that the shares of common stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrantholders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised. Also, it is possible that the Company may be unable, for unforeseen reasons, to cause a registration statement covering the shares underlying the Warrants to be in effect when the Warrants are exercisable. In that event, the Warrants may expire unless extended by the Company as permitted by the Warrant because a registration statement must be in effect, including audited financial statements for companies acquired, in order for warrantholders to exercise their Warrants.

    The Company will be able to issue the securities offered hereby, including shares of its Common Stock upon the exercise of the Warrants and the Underwriters' Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside.

    Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state Blue Sky laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements.

  Restricted Shares Eligible for Future Sale

    Upon exercise of all of the Warrants in this offering, the Company would have 16,599,192 shares of Common Stock issued and outstanding. Among these shares, approximately 7,400,000 shares ("Restricted Shares") of Common Stock were issued and sold by the Company in private transactions in reliance upon certain private placement and are considered to be "restricted securities" as that term is defined in Rule 144 under the Securities Act and may not be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 (as described below), or otherwise.

     As a result of the provisions of Rules 144, 144(k) and 701 under the Securities Act, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her Restricted Shares for at least one (1) year, including persons who may be deemed "Affiliates" of the Company, as that term is defined under the Securities
Act, would entitled to sell in broker's transactions within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's common stock, or the average weekly trading volume in the over-the-counter market in the Company's common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume and manner of sale limitations described herein.

    In addition, Rule 701 under the Securities Act also permits resales of shares of Common Stock acquired pursuant to certain compensation plans and arrangements. Shares issued pursuant to the Company's option plans and certain other compensation arrangements may be resold in reliance upon Rule 144, but without compliance with certain of Rule 144's restrictions, including the holding period requirement.

    Pursuant to the terms of the Underwriting Agreement entered into on the closing of the Company's initial public offering of securities, the Company's officers, directors and principal stockholders agreed not to sell, transfer, assign or issue any restricted shares of Common Stock until August 14, 1997 without the prior consent of Stratton Oakmont, Inc., an underwriter in the Company's initial public offering of securities. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering.

   No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of significant amounts of the Company's shares of Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the securities offered hereby.

    Indemnification

    The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions nd, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholders or court approval is required to effectuate indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     Transfer Agent and Registrar; Information Agent.

     The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219. The Information Agent for the redemption of the Warrants is D.F. King & Co., Inc., 77 Water Street, New York,
New York 10005 (Telephone Number (800) 755-7250).  D.F. King & Co.,
Inc. will receive a fee of $3,500 plus expenses for serving as the Company's Information Agent in connection with the redemption of the Warrants.


                         Reports to Securityholders

        The Company intends to furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its securityholders as it deems appropriate.

                               PLAN OF DISTRIBUTION

The Prospectus relates to the resale, from time to time, of 5,140,000
Class A Warrants and the 5,140,000 shares of Common Stock underlying the Class A Warrants by certain of the Company's securityholders ("Securityholders"); of 180,000 Units, including 360,000 shares of Common Stock, $.01 par value, and 360,000 Class A Warrants which are issuable upon exercise of the 180,000 Units (See "Recent Developments - "Status of Underwriters' Purchase Option"), by the underwriters and their assigns; and of the 1,000,000 shares underlying and issuable upon the exercise of the Class B Warrants by certain Securityholders. The 5,140,000 Class A Warrants and 180,000 Units were issued in connection with the Offering. Should all of the Warrants be exercised, the Company will receive the proceeds therefrom, aggregating up to approximately $23,879,000 (after deducting estimated expenses of $70,000 of this offering). The Company can make no assurances that any of its securities can be sold or exercised under any circumstances. See "Risk Factors" and "Description of Securities."

    The Class A Warrants and Class B Warrants were exercisable commencing as of August 14, 1995. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until August 14, 2000. The Class B Warrants entitle the holder to purchase one share of Common Stock at $4.20 per share until August 14, 2000. The Class A Warrants and Class B Warrants are redeemable by the Company for $.05 per Warrant, at any time after August 14, 1997, upon 30 days prior written notice, if the average closing price or bid price of the Common Stock, as quoted by Nasdaq, equals or exceeds $8.00 per share, for any 20 consecutive trading days within a period of 30 days ending within 10 days prior to the date of the notice of redemption.
Upon 30 days prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants or Class B Warrants in compliance with the requirements of Rule 13e-4, as promulgated under the Exchange Act to the extent applicable. See "Description of Securities."

    In connection with the Offering, the Company agreed under certain circumstances Stratton Oakmont, Inc., an underwriter in the offering, a fee of four percent of the exercise price of the Warrants upon the exercise of such Warrants. However, in September 1996, Stratton Oakmont waived its rights to receive a fee in connection with the solicitation for the exercise of the Company's Warrants, should it participate in such solicitation.

The Selling Securityholders, may from time to time offer the securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company, and/or the purchasers of the securities for whom they may act as agent. The Selling Securityholders and any such underwriters who participate in the distribution of the securities may be deemed to be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule
10b-5 under the Exchange Act.

     The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. At any time a particular offer of the securities is made, a Prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Company and the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus supplement and, if necessary, a post-effective amendment to the registration statement, of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this Prospectus may be sold in private transactions or under Rule 144, as promulgated under the Securities Act, as amended, rather than pursuant to this Prospectus.

    The Company, and certain of its securityholders, and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing or purchases and sales of any of the securities by the Company and the Selling Securityholders and any other such person.

    The Company has agreed to pay the expenses of this offering, estimated at $70,000 incidental to the registration, offering and sale of the securities to the public.

    Determination of Public Offering Price

    The exercise price of the Class A Warrants has been determined by negotiations between the Company and Stratton Oakmont, Inc., an underwriter of the Company's initial public offering of securities on August 14, 1995. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market and the demand for similar securities of comparable companies. The exercise price of the Class A Warrants does not necessarily bear any relationship to assets, earnings, book value or other riteria of value applicable to the Company.


                        CERTAIN FEDERAL TAX CONSIDERATIONS

The following discussion is a general summary of certain anticipated United States federal income tax consequences of the exercise or redemption of Warrants as described herein. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S Department of Treasury Regulations thereunder ("Regulations") and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may ot be retroactive, could alter the tax consequences to holders of the Warrants as described herein. As used herein, the term "United States Holder" means a beneficial owner of a Warrant that for United States federal income tax purposes is a citizen or resident alien of the United States, treated as a domestic corporation or partnership formed under the laws of the United States or any state thereof, or an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Warrants, and the term "Non-United States Holder" means the beneficial owner of a Warrant who or that is not a United States Holder.

    Holder of Warrants should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, banks, insurance companies or tax-exempt organizations.

    The following discussion does not address the tax consequences of any of the available alternatives to holders of Warrants under foreign, state or local tax laws or the tax consequences of transactions, if any, effectuated prior to or after the consummation of any such alternative (whether or not such transactions are undertaken in connection with such alternative). ALL HOLDERS OF WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE ALTERNATIVES AVAILABLE TO THEM.

    Exercise. As a general rule, no gain or loss will be recognized by a holder upon the exercise of the Warrants into Common Stock
(except to the extent of any cash received in lieu of fractional shares of Common Stock). A holder's adjusted tax basis in the Common Stock received on exercise of the Warrants will be equal to the sum of the holder's adjusted tax basis in the Warrants plus the exercise price paid by the holder upon exercise of the Warrant(s). The holding period for the Common Stock received on exercise of the Warrants will include the holding period of the Warrants exercised (assuming such Warrants are held as a capital asset at the time of exercise). Holders of the Warrants should consult their tax advisors on how to determine their respective adjusted tax basis in the Warrants and adjusted holding periods for the Common Stock, especially if the holder owns Warrants with different holding periods.

    Tax on Non-United States Holders. A Non-United States Holder will generally not be subject to U.S. income tax on any gain realized upon the redemption of Warrants unless the gain is effectively connected with the United State trade or business of the Non-United States Holder.
If the gain is effectively connected with a United States trade or business of a Non-United States Holder, the gain will be included in with his other net income effectively connected with a United States trade or business and will be taxed at the graduated income tax rates generally applicable to U.S. taxpayers.

     Withholding Tax - Non-United States Holder. Since gain of a Non-United States Holder that is not effectively connected with United States business of that holder will not be subject to United States Income
Tax, that gain will also not be subject to any withholding tax. If the gain is effectively connected with a United States trade or business, it will be subject to withholding tax in the same manner as income of United States taxpayer.

     Tax on United States Holders. The redemption of Warrants will result in gain or loss to the selling holder in an amount equal to the amount received on redemption of the Warrants and the United States Holder's adjusted tax basis in those Warrants.

     Provided that the Warrants were held by the United States Holder as a capital asset, the gain or loss will be a capital gain or loss for United States income tax purposes. To determine the amount of income tax to be paid by a United States Holder on the redemption of the Warrants, the
 United States Holder will first net his capital losses for the year against capital gains under ordering rules specified in the Code and the Regulations. Any capital gains and losses attributable to the redemption of the Warrants will be included in this netting. To the extent that a United States holder has, after so netting capital gains and losses, net capital gains attributable to the redemption of Warrants, the rate of United States Income Tax for individual taxpayers will generally be 20% if the Warrants had been held by the United States Holder for more than 12, but not more than 18, months as of the date of redemption, and the rate that applies to ordinary income (that is, a graduated rate up to a maximum of 39.6%) if such Warrant has been held by such individual for no more than 12 months as of the date of redemption.

    Withholding Tax on United States Holders.  The redemption of the
Warrants will ordinarily not be subject to backup withholding of United
States federal income taxes. However, the Warrant Agent will be required to withhold tax at the rate of 31% from redemption proceeds paid to United States Holders who (i) have failed to furnish their taxpayer identification number ("TIN") to the Warrant Agent; (ii) have, aaccording to the Internal Revenue Service of the U.S. Department of the Treasury ("IRS"), furnished incorrect
TIN to the Warrant Agent; have, according to the IRS, underreported dividend or patronage income in the past; or (iv) have failed to satisfy the payee certification requirements of Section 3406 of the Code.

    Each United States Holder who sells the Warrants, or whose Warrants are redeemed, will be required to provide and certify his or her correct TIN and to certify that he or she is an exempt recipient. A Non-United States Holder will generally not be subject to withholding tax at the rate of 30% (or, if applicable, a lower treaty rate) from redemption proceeds attributable to market discount of the Warrants.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND STATE, LOCAL AND FOREIGN TAX LAWS) OF THE EXERCISE OR REDEMPTION OF THE WARRANTS.

                          LEGAL PROCEEDINGS

     Neither MVSI, Inc. nor any of its wholly owned subsidiaries is a party to any material legal proceedings.


                             LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon for the Company by Paul W. Richter, General Counsel and Secretary
of MVSI, Inc., 8133 Leesburg Pike, Suite 750, Vienna, Virginia 22182. Mr. Richter does not beneficially own any shares of Common Stock. The Company granted Mr. Richter in April, 1997 a qualified stock option to purchase 25,000 shares of Common Stock at an exercise price of $2.94 per share.

                                EXPERTS

       The financial statements of MVSI, Inc. and Subsidiaries as of September 30, 1996 and each of the years in the two year period ended September 30, 1996, included in the Annual Report on Form 10-KSB for the year ended September 30, 1996, which are incorporated by reference in the Registration Statement and this Prospectus, have been included herein in reliance on the report dated November 22, 1996, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of such firm as experts in accounting and auditing.

   No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Any material modification of the offering will be accomplished by means of an amendment to the registration statement.
In addition, the right is reserved by the Company to cancel any confirmation of sale prior to the release of funds, if, in the opinion of the Company, completion of such sale would violate federal or state securities laws or a rule or policy of the National Association of Securities Dealers, Inc., Washington, D.C. 20006.

                     5,140,000 Class A Warrants
                   5,140,000 Shares, Underlying
                        Class A Warrants
                                and
             180,000 Units, Underwriters' Purchase Option
       360,000 Shares, Underlying Underwriters' Purchase Option
     360,000 Class A Warrants, Underlying Underwriters' Purchase Option
            360,000 Shares, Underlying Class A Warrants

                             MVSI, INC.

                             PROSPECTUS




                                PART TWO
                   INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14.  Other Expenses of Issuance and Distribution.

The following is an itemization of expenses, payable by the Company from the net proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. The Company has agreed to pay all of the expenses related to the registration of the securities by the Selling Securityholders and their assigns, which are included herein. All expenses are estimated except the Commission Registration and Filing Fees. See "Use of Proceeds."

Commission Registration and Filing Fee (1)    $10,074
Financial Printing...                         $ 1,500
Transfer Agent Fees..                         $ 7,500
Warrant Agent Fees...                         $ 7,500
Accounting Fees and Expenses                  $15,000
Legal Fees and Expenses                       $10,000
Blue Sky Fees and Expenses                    $10,000
Miscellaneous                                 $ 8,426
TOTAL                                         $70,000

(1) Paid upon initial filing of this Registration Statement and related Prospectus.

  Item 15.  Indemnification of Directors and Officers.

  As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or
(iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions.
The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

  Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a substantial amount of liability insurance for the benefit of its directors although the Company may attempt to acquire additional insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors may result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided. The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws.

    The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

  The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance. The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have a substantial amount of directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

  Item 16.  Exhibits and Financial Statement Schedules.

  This following is a list of Exhibits filed herewith by MVSI, Inc. as part of the Registration Statement and related Prospectus:

1.0    Form of Underwriting Agreement. (incorporated by reference to
Exhibit 1.0 to Amendment No. 5 to Registration Statement on
Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

1.1  Selected Dealers Agreement. (incorporated by reference to
Exhibit 1.1 to Amendment No. 5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

1.2  Form of Agreement Among Underwriters. (incorporated by reference to
Exhibit 1.2 to Amendment No. 5 to Registration Statement on Form
SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

3.0 Certificate of Incorporation, filed April 12, 1994. (incorporated by reference to Exhibit 3.0 to Registration Statement on Form SB-2 (File
No. 33-89194), filed with Commission on February 9, 1995)

3.1 By-laws, as amended. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

4.0 Specimen Copy of Common Stock Certificate. (incorporated by reference to Exhibit 4.0 to Registration Statement on Form SB-2 (File No.
33-89194), filed with Commission on February 9, 1995)

4.1  Form of Class A Warrant Certificate. (incorporated by reference to
Exhibit 4.1 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

4.2  Form of Class B Warrant Certificate. (incorporated by reference to
Exhibit 4.2 to Amendment No. 5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

4.3 Form of Underwriter's Purchase Option. (incorporated by reference to Exhibit 4.3 to Amendment No. 5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

4.4 Form of Warrant Agreement (incorporated by reference to Exhibit 4.4 to Amendment No. 5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1995)

4.4.1  Amendment #1 to Warrant Agreement, dated November 11, 1997
(Filed herewith on page 34 of the Registration Statement)

5.0 Opinion of Paul W. Richter, Esq. For Registrant. (Filed herewith on page 36 of the Registration Statement)

10.0  Stock Purchase Agreement and Plan of Reorganization, dated November
1, 1994. (incorporated by reference to Exhibit 10 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.1 Employment Agreement, Edward Ratkovich, Maj. Gen., USAF (ret.) (incorporated by reference to Exhibit 10.1 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.2 Employment Agreement, Louis K. Lukanovich. (incorporated by reference to Exhibit 10.2 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.3 Employment Agreement, Bojko D. Vodanovic. (incorporated by reference to Exhibit 10.3 to Registration Statement on Form SB-2
(File No. 33-89194), filed with Commission on February 9, 1995)

10.4 Texas Instruments Incorporated Agreement, dated April 1, 1994. (incorporated by reference to Exhibit 10.4 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.5  Possehl Hong Kong Precision Machining Ltd. Agreement, dated
April 28, 1994 (incorporated by reference to Exhibit 10.5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with
Commission on February 9, 1995)

10.6 NJC Technical Letter, dated July 21, 1994. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.7 NRC License Agreement, dated September 12, 1986 (incorporated by reference to Exhibit 10.7 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.8   MRCO License Agreement, dated February 25, 1994.
(incorporated by reference to Exhibit 10.8 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on
February 9, 1995)

10.9 United States Patent, Number 5,406,372, dated April 11, 1995. (incorporated by reference to Exhibit 10.9 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on February 9, 1995)

10.10 Consent and Waiver, dated June 30, 1995. (incorporated by reference to Exhibit 10.10 to Amendment No. 5 to Registration Statement on Form SB-2 (File No. 33-89194), filed with Commission on July 13, 1997)

24.0 Consent of Paul W. Richter, Esq. Is contained on page 38 of the Registration Statement.

24.1 Consent of Grant Thornton LLP is contained on page 39 of the Registration Statement.

25.0 Power of Attorney appointing Paul W. Richter is contained on page 38 of the Registration Statement.


  Item 17.  Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed withor furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities as the time may be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities, which are being, registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia on November
12, 1997.

                                 MVSI, INC.


              By:  /S/ EDWARD RATKOVICH
                   Chairman of the Board

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature            Title                             Date

EDWARD RATKOVICH                                     11/12/97
Edward Ratkovich     Chairman of the
                     Board, President and
                     Chief Executive Officer


/s/ MARK J. MCKNIGHT
Mark J. McKnight,     Chief Financial Officer,
                      Controller and Assistant
                      Secretary                      11/12/97


/s/ EDWARD P. ROBERTS
Edward P. Roberts                Director            11/12/97

/s/  CLIVE G. WHITTENBURY,       Director
Clive G. Whittenbury, Ph.D.                           11/12/97

/s/ Abbas Fathi
Abbas Fathi                      Director             11/12/97

/s/  Jeffrey M. Rubin            Director             11/12/97
Jeffrey M. Rubin

/s/  James M. Ewan               Director             11/12/97
James M. Ewan,




Exhibit 4.4.1


                      Amendment #1 to the Warrant Agreement

This Amendment Number 1 to the Warrant Agreement, dated November 11, 1997, ("Amendment Number 1") is by and between MVSI, Inc., a Delaware corporation ("Company") and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The Company and the Warrant Agent shall hereinafter also be referred to individually as a "party" and collectively as the "parties".

                                    RECITALS

    WHEREAS, the Company and the Warrant Agent entered into a Warrant Agreement, dated August 14, 1997, (the "Warrant Agreement") in connection with the Company's filing of a registration statement on Form SB-2
(File Number 33-89194) (the "Registration Statement") on February 14,
1995 with the Securities and Exchange Commission to register 5,140,000 Class A Warrants, 5,140,000 Shares, Underlying Class A Warrants, 1,000,000 Shares, Underlying Class B Warrants, 180,000 Units, Underwriters' Purchase Option, 360,000 Shares, Underlying Underwriters' Purchase Option, 360,000 Class A Warrants, Underlying, 360,000 Shares, Underlying Class A Warrants; and

    WHEREAS, the Warrant Agreement contains conflicting language concerning the deadline for exercising the Class A Warrants and Class B Warrants (collectively, the "Warrants") in the event of a redemption under Section 9 of the Warrant Agreement, which conflict consists of
Section 8(c) and Section 8(d) of the Warrant Agreement referring to 5:00 p.m., local New York City time, on the business day immediately preceding the Redemption Date while Section 1(i) and Section 4 of the Warrant Agreement provides that the Warrants are exercisable until 5:00 p.m., local New York City time, on the earlier of the August 14, 2000 or the Redemption Date; and

      WHEREAS, the Company and Warrant Agent wish to resolve this conflict in a manner that is most favorable to the holders of the Warrants and by means of and subject to the terms and conditions of this Amendment Number 1.

        NOW, THEREFORE, the parties hereby agree and covenant, for the mutual promises set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, as follows:

Section 1. Recitals. The above preamble, definitions and recitals are hereby made a part of this Amendment Number 1.

Section 2. Amendment of Section 8(c)(iv) of the Warrant Agreement.
Section 8(c)(iv) ofthe Warrant Agreement is hereby stricken in its entirety and replaced with new Section 8(c)(iv) of the Warrant Agreement, which reads as follows:

"(iv) that the right to exercise the Warrant shall terminate at 5:00 p.m., (New York City Time) on the Redemption Date".

Section 3. Amendment of Section 8(d) of the Warrant Agreement. Amendment of
Section 8(d) of the Warrant Agreement is hereby stricken in its entirety and replaced by new Section 8(d), which reads as follows:

   "(d) Any right to exercise a Warrant shall terminate at 5:00 p.m., (New York City time) on the Redemption Date. After 5:00 p.m.,
(New York City time), on the Redemption Date,
Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant(s), the Redemption Price."

Section 4. Time. Any and all references in the Warrant Agreement to "New York Time" shall be stricken in its entirety and replaced with "(New York City Time)".

Section 5.Incorporation. The Warrant Agreement and this Amendment Number 1 shall be construed and read as a single agreement and instrument. Any ambiguity or conflict between the Warrant Agreement and this Amendment Number 1 shall be resolved by reference to this Amendment Number 1.

  Section 6. Miscellaneous. (a) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but together shall will constitute one and the same instrument.

  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

  (c) Authority. Each party has the requisite legal authority to enter and perform its respective obligations under this Amendment Number 1. Each party hereby represents to the other party that the execution of this Amendment Number 1 does not, to the best of each party's knowledge and belief, violate any contract, charter or by-law provision, board resolution, law or court order.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

MVSI, INC., a Delaware corporation

Signature:  __________________/s/________________________
              	Paul W. Richter, General Counsel and Secretary

Date: November 11, 1997    SEAL

AMERICAN STOCK TRANSFER & TRUST COMPANY, the Warrant Agent

By: __________________/s/__________________________

Name/Title: Herb Lemmer, General Counsel

Date: November 11, 1997



Exhibit 5.0


[Letterhead of MVSI, Inc.]

November 5, 1997


Board of Directors
MVSI, Inc.
8133 Leesburg Pike
Suite 750
Vienna, Virginia 22182


Gentlemen:

Pursuant to your request and in connection with the preparation of a post-effective amendment to the Registration Statement on Form SB-2
(File No. 33-89194) (the "Registration Statement"), covering the resale, from time to time, of (a) 5,140,000 Class A Warrants by certain holder thereof which were acquired in connection with the Company's initial public offering ("Offering") of securities, which public offering was declared effective by the Securities and Commission ("Commission") on August 14, 1995;
(b) 360,000 Class A Warrants, by the underwriters, and their assigns, which comprise the Underwriters' Purchase Option issued to the underwriters in connection with the Offering, (c) 5,140,000 shares of Common Stock underlying the Class A Warrants and issuable upon the exercise of the Class A Warrants; and (d) 1,000,000 shares of Common Stock underlying the Class B Warrants and issuable upon exercise of the Class B Warrants. The Class A Warrants and Class B Warrants shall hereinafter also be referred to as the "Warrants".

This opinion is delivered in accordance with the requirements of Regulation S-B under the Securities Act of 1933, as amended (the "Act").

I have examined and I am familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form SB-2 (File No. 33-89194) as filed with the Securities and Exchange Commission on February 9, 1995, (b) all pre-effective amendments thereto,
(c) the Warrant Agreement, dated as of August 14, 1995, between the Company and American Stock Transfer & Trust Company relating to the Warrants,
(d) post-effective amendment number 1 on Form S-3 to the Registration Statement, (e) the Company's Certificate of Incorporation, as in effect at the time of the issuance of the Warrants and as presently in effect,
(f) the Company's by-laws, as in effect at the time of the issuance of the Warrants and as presently in effect, (g) the form of a specimen certificate representing the Common Stock, Class A Warrant and Class
B Warrant, (h) the Underwriters' Purchase Option Agreement and all related forms, (i) resolutions of the Board of Directors of the Company and (j) such other documents as I have deemed necessary and appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all
natural persons, the genuineness of all signatures, the authenticity of all documents submitted or marked as "originals", the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter
documents.   In making my examination of documents executed by parties
other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and assuming conformity of the certificates representing the Common Stock to be issued upon exercise of the Warrants to the specimens thereof examined by me and that such certificates will be manually signed by one of the duly authorized officers of the transfer agent and registrar for the Common Stock appointed by the Company and registered by such transfer agent and registrar, I am of the opinion that the Common Stock initially issuable upon the exercise of the Warrants has been duly authorized, and when issued and delivered against payment therefor in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement.


Sincerely,


Paul W. Richter
General Counsel and Secretary




Exhibit 24



CONSENT OF COUNSEL

The consent of Paul W. Richter, General Counsel and Secretary, to the use of his name in this Form S-3 Registration Statement, and related Prospectus, as amended, of MVSI, Inc. is contained in his opinion filed as Exhibit 5.0 hereto.




Exhibit 24


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports, dated November 22, 1996, accompanying the consolidated financial statements of MVSI, Inc., and subsidiaries included in the Annual Report on Form 10-KSB for the year September 30, 1996, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to use of our name as it appears under the caption "Experts."

GRANT THORNTON, LLP


Vienna, Virginia
November 10, 1997



EXHIBIT 25

POWER OF ATTORNEY


Each of the undersigned directors of MVSI, Inc., a Delaware corporation (the "Company"), which proposes to file with the Securities and Exchange Commission ("Commission") a post-effective amendment number two to the registration statement to Form SB-2 on Form S-3 registration statement (File No. 33-89194) ("Registration Statement") to register the shares of Common Stock, $.01 par value, underlying the Company's Class A Warrants and Class B
Warrants under the Securities Act of 1933, as amended, hereby appoints
Paul W. Richter for him and in his name to be his lawful attorney-in-fact with full power to sign and affix his name as such director of the Company to the Registration Statement and any amendments thereto, including any post-effective amendments thereto, which said attorney-in-fact may deem necessary or proper and to file the same, with all exhibits thereto and other supporting documents, with the Commission, and granting unto said attorney-in-fact full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand on this 12th day of November 1997.


/s/ Edward Ratkovich
Edward Ratkovich

/s/ Clive Whittenbury
Clive Whittenbury

/s/ E. Paul Roberts
E. Paul Roberts

/s/ Abbas Fathi
Abbas Fathi

/s/ Jeffrey Rubin
Jeffrey Rubin

/s/ James Ewan
James M. Ewan